Exhibit 99.1

Sigma Labs Provides Preliminary Fourth Quarter Results

Also Announces Upcoming Industry Event Participation

SANTA FE, N.M. – January 28, 2015 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing and other advanced manufacturing technologies, today announced that, on a preliminary (unaudited) basis, revenue for the fourth quarter was approximately $200,000, marking a substantial rise sequentially from prior quarters in fiscal 2014 and indicative of traction as the Company transitions from a consulting firm to product technology enterprise. In addition, Sigma Labs anticipates significant revenue growth in 2015 versus 2014, and the Company remains on track for the launch of its PrintRite3D® DEFORM™ software during the first quarter.

“Last year was clearly one of transition for Sigma Labs, and we look forward to improved performance in 2015,” said Mark Cola, President and Chief Executive Officer of Sigma Labs. “Our recent announcement with GE Aviation is an example of the ongoing interest being shown by industry leaders in the 3D metal printing space, as well as growing demand for our proprietary PrintRite3D® In-Process Quality Assurance (IPQA®) software. We are bidding on a number of requests for proposal and believe 2015 will offer many opportunities for new business development. I’m proud of how much we’ve accomplished as an organization but truly feel the best is yet to come.”

Sigma Labs will host a year-end earnings call for investors in March, with a time yet to be determined.

Upcoming Events

Sigma Labs is an invited speaker at the following conferences in the coming months:

•	February 3-4 – Winter Meeting of the Additive Manufacturing Consortium (Manufacturing Demonstration Facility at Oak Ridge National Laboratory)
•	March 4-5 – Additive World Conference III (High Tech Campus Eindhoven, The Netherlands)
•	May 18-21 – Rapid 2015 Standards & Compliance Session (Long Beach Convention Center in Long Beach, California)

About Sigma Labs, Inc.

Sigma Labs, Inc., through its wholly-owned subsidiary B6 Sigma, Inc., develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our most recent annual report on Form 10-K and documents subsequently filed by the Company with the Securities and Exchange Commission. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385